UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 17, 2016

CTI BIOPHARMA CORP.
(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
3101 Western Avenue, Suite 600
Seattle, Washington 98121
(Address of principal executive offices)
Registrant’s telephone number, including area code: (206) 282-7100
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

(f) Disclosure of Bonuses and Total Compensation of Certain Officers.

The Employment Agreement by and between CTI BioPharma Corp. (the “Company”) and James A. Bianco, the Company’s Chief Executive Officer and President, provides that the Company will generally pay any cash incentive due to Dr. Bianco for a completed year not later than 90 days after the end of that year. Accordingly, on March 17, 2016, the Compensation Committee (the “Committee”) of the Company’s Board of Directors approved bonuses for 2015 for the Company’s named executive officers (as identified in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 17, 2016 (the “Proxy Statement”)).

On page 49 of the Proxy Statement, the Company noted that, at the time the Proxy Statement was filed with the Securities and Exchange Commission (the “SEC”), the Compensation Committee had not determined cash incentives under the Company’s 2015 cash incentive program or any discretionary bonuses for 2015 for the named executive officers and that, when these amounts (if any) were determined, the Company would file a report with the SEC on Form 8-K to provide the incentive amounts and a new total compensation figure for each of the named executive officers. In accordance with SEC rules and the Company’s commitment in the Proxy Statement: (1) each named executive officer’s 2015 bonus is disclosed as 2015 compensation for the named executive officer in the “Bonus” column of the Summary Compensation Table below; and (2) the Summary Compensation Table below also reflects, for each named executive officer, an updated 2015 total compensation amount to include the amount of the executive’s 2015 bonus. The Summary Compensation Table below updates the “Summary Compensation Table - Fiscal Years 2013-2015” which appears in the Proxy Statement. In addition, the table in the Proxy Statement that quantifies the severance benefits payable to the named executive officers upon certain terminations of their employment has also been updated as set forth below to reflect the actual 2015 bonus payments for the named executive officers.

The Company’s 2015 cash incentive program is described in detail in the Proxy Statement. In determining the 2015 bonuses for the named executive officers, the Compensation Committee determined that in 2015 the Company had achieved the maximum performance goal established under the 2015 cash incentive program for completion of the pacritinib 325 top line data (which applied to Dr. Bianco and Dr. Singer) and had also achieved the target performance goal for enrollment in the pacritinib 326 clinical trial (which applied to Mr. Bianco and Dr. Plunkett as the goal was determined to have been satisfied in the fourth quarter of 2015). The Compensation Committee determined to award bonuses for the named executive officers who participated in the 2015 cash incentive program in the following amounts (expressed as a percentage of the executive’s base salary): Dr. Bianco, 41.5%; Mr. Bianco, 25%; Dr. Singer, 30%; and Dr. Plunkett, 25%. These amounts are reflected in the “Bonus” column of the table below as 2015 compensation for the named executive officers. The difference between each executive’s bonus percentage above and the percentages derived under the 2015 cash incentive program for achievement of the pacritinib 325 top line data and pacritinib 326 clinical trial goals, as discussed on 47-48 of the Proxy Statement, reflects a discretionary bonus awarded by the Compensation Committee based on its assessment of each executive’s overall contributions and leadership during 2015. Mr. Seeley did not receive a cash incentive for 2015 since he first became an executive during 2015 and was not a participant in the Company’s 2015 cash incentive program.

Summary Compensation Table - Fiscal Years 2013-2015

The following table sets forth information concerning compensation for fiscal years 2013, 2014 and 2015 for services rendered to the Company by the Chief Executive Officer and President, the Executive Vice President, Finance and Administration and the Company’s three other executive officers. Collectively, these persons are referred to as the “named executive officers.”

Name	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	All Other Compensation ($)(4)	Total ($)
James A. Bianco, M.D. Chief Executive Officer and President(5)	2015	650,000	269,750	3,754,406	2,221,830	221,984	7,117,970
	2014	650,000	617,500	4,937,569	—	473,270	6,678,339
	2013	650,000	682,500	1,531,763	712,350	351,034	3,927,647
Louis A. Bianco Executive Vice President, Finance and Administration	2015	360,000	90,000	1,126,322	1,316,640	28,145	2,921,107
	2014	360,000	234,000	1,542,615	—	42,299	2,178,914
	2013	337,500	216,000	493,158	284,940	44,886	1,376,484
Jack W. Singer, M.D. Executive Vice President, Chief Scientific Officer, Interim Chief Medical Officer and Global Head of Translational Medicine(5)	2015	370,000	111,000	1,126,322	1,563,510	39,102	3,209,934
	2014	370,000	175,750	1,542,615	—	55,234	2,143,599
	2013	347,500	203,500	493,158	284,940	38,502	1,367,600
Matthew Plunkett, Ph.D. Executive Vice President, Chief Business Officer	2015	325,000	81,250	1,126,322	1,152,060	9,137	2,693,769
	2014	325,000	219,375	1,481,271	—	8,339	2,033,985
	2013	325,000	260,000	501,854	427,410	9,119	1,523,383
Bruce J. Seeley Executive Vice President, Chief Commercial Officer(6)	2015	163,461	—	697,429	905,190	—	1,766,080
	2014	—	—	—	—	—	—
	2013	—	—	—	—	—	—

(1)
The amounts in this column represent bonuses awarded to the named executive officers for the applicable fiscal year. Please see the “Compensation Discussion and Analysis” above for a description of the cash incentive program for the named executive officers for fiscal 2015.

(2)
The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of the stock awards and option awards, respectively, granted to the Company’s named executive officers during the applicable fiscal year, and, with respect to each fiscal year in which a stock award or option award, respectively, was modified, the incremental fair value of the modified award computed in accordance with FASB ASC Topic 718. In the case of awards with performance-based vesting conditions other than market (stock price) based vesting conditions, grant date fair values (and incremental fair values, as the case may be) are calculated for this purpose based upon the outcome (as of the grant date, or, if modified, as of the modification date) of the performance-based condition.

These amounts in the “Stock Awards” and “Option Awards” columns do not necessarily correspond to the actual cash value that will be recognized by the named executive officers pursuant to these awards. For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of equity awards contained in Note 13 (Share-Based Compensation) to the Company’s Consolidated Financial Statements for the fiscal year ended December 31, 2015, included in the Company’s 2015 Annual Report filed with the SEC on February 16, 2016.

Even though the option awards granted to the named executive officers in 2015 have value for purposes of and as disclosed in the Summary Compensation Table above in accordance with applicable SEC rules, these options have a per share exercise price of $1.24 and will have value for the award recipient only if the price of our common shares appreciates above $1.24.

(3)
A portion of the “Stock Awards” compensation for each fiscal year for the named executive officers is the grant date fair value (or, in the case of modified awards, the incremental fair value as of the modification date) of Long-Term Performance Awards that include performance-based vesting conditions and were granted (or modified, as the case may be) in that year. These awards are included in Stock Award compensation for the applicable year based on the probable outcome (as of the grant date, or, if modified, as of the modification date) of the performance-based vesting condition of the award. The following table presents, as to these awards that were granted (or modified, as the case may be) in fiscal year 2015, 2014 or 2013: (i) the grant date fair value (or, in the case of modified awards, the incremental fair value as of the modification date) included in the “Stock Awards” column as to the awards granted (or modified, as the case may be) each year based on the probable outcome (as of the grant date, or, if modified, as of the modification date) of the performance-based vesting condition; and (ii) the grant date fair value (or, in the case of modified awards, the fair value as of the modification date) of the awards granted (or modified, as the case may be) each year assuming the maximum level of performance is achieved (in each case, with the fair value as otherwise determined under applicable accounting rules as noted in footnote (2) above):

Name	Aggregate Fair Value - Based on Probable Outcome ($)	Aggregate Fair Value - Based on Maximum Performance ($)	Aggregate Fair Value - Based on Probable Outcome ($)	Aggregate Fair Value - Based on Maximum Performance ($)	Aggregate Fair Value - Based on Probable Outcome ($)	Aggregate Fair Value - Based on Maximum Performance ($)
	2015		2014		2013
James A. Bianco, M.D.	—	15,700,792	575,099	28,310,424	315,272	3,579,348
Louis A. Bianco	—	6,423,051	233,874	11,584,014	128,211	1,466,288
Jack W. Singer, M.D.	—	6,423,051	233,874	11,584,014	128,211	1,466,288
Matthew Plunkett, Ph.D.	—	4,705,779	172,530	8,484,383	136,907	1,073,804
Bruce J. Seeley	139,429	4,845,208	—	—	—	—

(4)	The following table provides detail on the amounts reported in the “All Other Compensation” column of the table above for each named executive officer:

Name	Executive Health Benefits ($)	Life Insurance Premiums ($)	401(k) Match ($)	Other Personal Benefits ($)(a)		Total ($)
James A. Bianco, M.D.	42,414	32,774	—	146,796	(b)	221,984
Louis A. Bianco	315	14,509	3,975	9,346	(c)	28,145
Jack W. Singer, M.D.	23,250	4,800	3,975	7,077	(d)	39,102
Matthew Plunkett, Ph.D.	—	—	3,975	5,162	(e)	9,137
Bruce J. Seeley	—	—	—	—		—

(a)
Certain named executive officers were accompanied by spouses, other family members and other guests on trips using chartered aircraft where the use of the chartered aircraft was for business purposes. In those cases, there was no incremental cost to the Company of having additional passengers on the chartered aircraft, and as a result, no amount is reflected in this table with respect thereto.

(b)
This amount includes $1,510 for personal travel, $89,198 for family members’ travel on commercial aircraft, $6,185 for tax preparation fees, $9,014 for club membership dues, $38,126 for security expenses and $2,763 for miscellaneous expenses.

(c)	This amount includes $2,277 for tax preparation fees, $2,730 for security expenses and $4,339 for club membership dues.

(d)	This amount includes $3,975 for tax preparation fees, $372 for club membership dues and $2,730 for security expenses.

(e)	This amount includes $5,162 for family travel expenses.

(5)
All compensation reflected in this table for Dr. Bianco and Dr. Singer was paid in connection with their respective services as officers of the Company and not in connection with their services as directors of the Company. The Company does not pay director compensation to directors who are also employees of the Company.

(6)	Mr. Seeley was appointed our Executive Vice President, Chief Commercial Officer on July 27, 2015.

Quantification of Termination and Change in Control Benefits

The termination and change in control benefits under the agreements with our named executive officers are presented in the table below assuming in each case that the termination of employment and/or change in control that triggered such benefits occurred on December 31, 2015.

Name	Benefits in Connection with Termination (Outside of Change in Control) ($)	Benefits in Connection with Change in Control (No Termination) ($)	Benefits Upon Termination in Connection with a Change in Control ($)
James A. Bianco, M.D.
Cash Benefits	1,300,000(1)	—	1,823,250(2)
Medical/Life Insurance continuation(3)	165,484	—	165,484
Equity acceleration(4)	652,248	652,248	—
Total	2,117,732	652,248	1,988,734

Louis A. Bianco
Cash Benefits	720,000(1)	—	720,000(2)
Medical/Life Insurance continuation(3)	63,662	—	63,662
Equity acceleration(4)	195,675	—	195,675
Total	979,337	—	979,337

Jack W. Singer, M.D.
Cash Benefits	718,417(1)	—	718,417(2)
Medical/Life Insurance continuation(3)	87,363	—	87,363
Equity acceleration(4)	195,675	—	195,675
Total	1,001,455	—	1,001,455

Matthew Plunkett, Ph.D.
Cash Benefits	674,375(1)	—	674,375(2)
Medical/Life Insurance continuation(3)	43,647	—	43,647
Equity acceleration(4)	195,675	—	195,675
Total	913,697	—	913,697

Bruce J. Seeley
Cash Benefits	675,000(1)	—	675,000(2)
Medical/Life Insurance continuation(3)	44,695	—	44,695
Equity acceleration(4)	369,000	—	369,000
Total	1,088,695	—	1,088,695

(1)
For Dr. Bianco, this amount represents two years of his base salary. For each of the other named executive officers, this amount represents the sum of (i) eighteen months of the executive’s base salary and (ii) the greater of the executive’s average annual bonus for the preceding three years or 30% of the executive’s base salary.

(2)
For each of the named executive officers, this amount represents the sum of (i) eighteen months of the executive’s base salary (or, in the case of Dr. Bianco, two years of his base salary) and (ii) the greater of the executive’s average annual bonus for the preceding three years or 30% of the executive’s base salary.

(3)
This amount represents the aggregate estimated cost of the premiums that would be charged to continue health coverage for the applicable period pursuant to COBRA for the executive and his eligible dependents (to the extent that such dependents were receiving health benefits as of December 31, 2015), in each case to the extent provided in the applicable severance agreement. This amount also includes the cost of continued payment by the Company of life insurance premiums for two years for Dr. Bianco and for eighteen months for the other named executive officers.

(4)
This amount represents the intrinsic value of the unvested portions of the executive’s awards that would have accelerated in the applicable scenario presented in the table. For restricted stock awards, this value is calculated by multiplying $1.23 (the closing price of the Company’s common stock on the last trading day of fiscal year 2015) by the number of shares subject to the accelerated portion of the award. For options, this value is calculated by multiplying (i) the amount (if any) by which $1.23 (the closing price of the Company’s common stock on the last trading day of fiscal year 2015) exceeds the per-share exercise price of the option, by (ii) the number of shares subject to the accelerated portion of the award. As of December 31, 2015, the per-share exercise price of each unvested option held by our named executive officers was greater than $1.23.

These calculations assume that the Compensation Committee provides for the continuation or assumption of the awards following a change in control and that, as a result, the applicable awards will continue in effect if the named executive officer’s employment continues following the transaction. Accordingly, the “Benefits in Connection with Change in Control (No Termination)” column reflects only awards that would automatically vest in connection with a change in control. If the Compensation Committee does not provide for the continuation or assumption of awards following a change in control, each named executive officer’s awards (other than the Long-Term Performance Awards as noted above) would automatically vest pursuant to the Company’s equity incentive plan. The value of the equity awards that would vest in those circumstances is the same value reflected for each executive (other than Dr. Bianco) in the “Benefits Upon Termination in Connection with Change in Control” column. For Dr. Bianco, his outstanding equity awards (other than the Long-Term Performance Awards) would accelerate on a change in control under his employment agreement and, accordingly, the value of these awards is not included in the “Benefits Upon Termination in Connection with Change in Control” column of the table.
The value of the equity awards reflected for each executive in the “Benefits in Connection with Termination (Outside of Change in Control)” column reflects an involuntary termination. In the event of voluntary termination, there is no equity acceleration.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI BIOPHARMA CORP.
Date: March 23, 2016	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and
Administration